Exhibit  99.1



FOR  IMMEDIATE  RELEASE
-----------------------


Contact:     Steven  T.  Sobieski
             Chief  Financial  Officer
             LifeCell  Corporation
             908/947-1100



                      LIFECELL ANNOUNCES PRIVATE PLACEMENT


     BRANCHBURG,  NEW  JERSEY,  September 5, 2000.  LifeCell Corporation (Nasdaq
LIFC) announced today that it has entered into purchase agreements for the private placement of 2,500,000 shares of its common stock with selected accredited investors at a price of $4.00 per share. Net proceeds from the financing will be used to continue the Company's product development programs, to expand sales and marketing of its current products, for potential acquisitions of complementary technologies or products and for working capital and general corporate purposes. The closing of this financing is contingent upon the declaration of the effectiveness of a resale registration statement relating to the shares which has been filed with the Securities and Exchange Commission and certain other customary closing conditions. Prudential Vector Healthcare Group, a unit of Prudential Securities, and Gruntal & Co., L.L.C.
served  as  placement  agents  for  the  private  placement.

     The securities being sold in the private placement have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States without the effectiveness of a resale registration statement or an applicable exemption from the registration requirements.

     LifeCell Corporation is a leader in the emerging field of regenerative medicine engaged in developing and marketing biologic solutions for the repair, replacement and preservation of human tissues. LifeCell currently markets three products based on its tissue matrix technology: AlloDerm for the plastic reconstructive and burn markets through LifeCell's direct sales force and for the dental market through BioHorizons Implant Systems; Cymetra(TM) for the plastic reconstructive and dermatology markets through LifeCell's direct sales force and a co-promotion agreement with Obagi Medical Products; and Repliform(TM) for the urogynecology market through the company's partnership with Boston Scientific Corporation. The Company's product development programs include a small diameter vascular graft as an alternative to autografted blood vessels, orthopedic applications of its acellular dermal matrix and Thrombosol(TM), a formulation for extended storage of platelets.


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     Certain  of  the  statements  contained  in  this  news  release  are
"forward-looking statements" (as defined in the Private Securities Litigation Reform Act of 1995). While these statements reflect the Company's current beliefs and are based on assumptions that the Company believes are reasonable, they are subject to uncertainties and risks that could cause actual results to differ materially from anticipated results. These factors include, but are not limited to, closing of the private financing and other risks detailed in the Company's Annual Report on Form 10-K for the year ended December 31, 1999 and other reports filed with the Securities and Exchange Commission.


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